EXHIBIT 21

                         Subsidiaries of the Registrant

                                                                                  Name Under Which
Name of Subsidiary                    Jurisdiction of Organization              Business Conducted
------------------                    ----------------------------              ------------------

Phon-Net Corp.                          Nevada                                      Phon-Net
Piedmont Technologies, Inc.             British Columbia                            Piedmont Technologies
The National For Sale                   British Columbia                            National For Sale Phone
         Phone Company, Inc.                                                                     Company
V NETT Enterprises, Inc.                British Columbia                            V NETT